EXHIBIT 5

                                  April 8, 1998

Battle Mountain Gold Company
333 Clay Street, 42nd Floor
Houston, Texas  77002

      Re: Stock Option Plan

Dear Sirs:

      I have acted as Counsel for Battle Mountain Gold Company, a Nevada corporation (the "Company"), in connection with the registration of 6,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), of the Company pursuant to the Amended and Restated 1994 Long-Term Incentive Plan (the "Plan").

      In connection therewith, I have examined among other things, the Articles of incorporation and the Bylaws of the Company, and the relevant corporate proceedings with respect to the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1993, as amended (the "Registration Statement").

      Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the shares of Common Stock to be issued by the Company, when issued in accordance with the Plan, subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and to compliance with applicable Blue Sky laws, will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under "Interests of Named Experts and Counsel" in the Registration Statement.

                                          Very truly yours,

                                          /s/ Greg V. Etter

                                          Greg V. Etter
                                          General Counsel